Exhibit 4.2

AMENDMENT NUMBER ONE

TO THE

INTERNATIONAL PAPER COMPANY

DEFERRED COMPENSATION SAVINGS PLAN

(as amended and restated effective as of January 1, 2018)

WHEREAS, effective as of January 1, 2018, the International Paper Company Deferred Compensation Savings Plan (the “Plan”) was amended and restated in its entirety;

WHEREAS, pursuant to Section 16 of the Plan the Company reserves the right to alter, amend, suspend, or terminate the Plan at any time;

WHEREAS, the undersigned is the “Administrator” of the Plan within the meaning of Section 1(b) of the Plan;

WHEREAS, on July 11, 2016, the Management Development and Compensation Committee of the Company’s Board of Directors delegated its authority to review and approve non-substantive changes to the nonqualified plans of the Company to the administrator for each of such plans; and

WHEREAS, in discharging his responsibility for proper administration of the Plan, the Administrator desires to clarify certain provisions so that the terms of the Plan are fully consistent with the established operation of the Plan;

NOW, THEREFORE, the Plan is amended effective as of January 1, 2018, as follows:

1.	The definition in Section 1 (f) is amended to read as follows:

“(f)

Company means International Paper Company (“IP”) and its subsidiaries and affiliated business entities which are at least 80% owned (directly or indirectly) by IP; and any successor business by merger, purchase, or otherwise that maintains the Plan. The provisions of Section 414(b) and (c) of the Code and the regulations thereunder shall apply for purposes of the preceding sentence.

Notwithstanding the foregoing, the word “Company” in the following provisions of the Plan means only International Paper Company, and any successor business by merger, purchase, or otherwise that maintains the Plan: Sections 1 (b), 1 (j), 1 (hh), 1 (ii), 16, and Appendix A.”

2.	In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, this amendment is executed this 17th day of September, 2019.

INTERNATIONAL PAPER COMPANY

By:	/s/ Mark M. Azzarello
Name:	Mark M. Azzarello
Title:	Vice President, Global Compensation and Benefits and as Administrator of the International Paper Company Deferred Compensation Savings Plan

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